UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2009

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri	63017
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 10, 2009, the Compensation Committee of the Board of Directors of SAVVIS, Inc. (the “Company”) awarded special cash bonuses for performance during 2008 to Philip J. Koen, the Company’s Chief Executive Officer, and Jeffrey H. Von Deylen, the Company’s Chief Financial Officer and Senior Vice President, Global Operations & Client Services, in the amounts of $122,313 and $74,000, respectively. These cash bonuses were unrelated to the Company’s 2008 Annual Incentive Plan under which no bonuses were awarded, and were substantially less than each executive officer would have received had bonuses been paid under the 2008 Annual Incentive Plan at the target level. The Compensation Committee elected not to provide Mr. Koen or Mr. Von Deylen a base salary increase at this time, subject to review if and to the extent appropriate in the discretion of the Compensation Committee at a later date.

In addition, the Compensation Committee increased the target bonus for Mr. Koen under the Company’s 2009 Annual Incentive Plan (the “2009 AIP”) from 75% of his annual base salary to 100%. Bonus awards under the 2009 AIP are subject to the achievement of individual and corporate performance objectives and the discretion of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: February 17, 2009	By:	/s/ Eugene V. DeFelice
	Name:	Eugene V. DeFelice
	Title:	Senior Vice President, General Counsel and Secretary